EXHIBIT 10-107

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

SECOND AMENDMENT TO
 DELTA CONNECTION AGREEMENT

This SECOND AMENDMENT TO DELTA CONNECTION AGREEMENT (this “Amendment”), is entered into as of the 1st day of April, 2012 (the “Effective Date”), by and among Pinnacle Airlines, Inc. (“Operator”), Pinnacle Airlines Corp. (“Parent”) and Delta Air Lines, Inc. (“Delta” and, together with Operator and Parent, the “Parties” and each individually, a “Party”).

WITNESSETH:

WHEREAS, Operator operates certain of its flights as “Delta Connection” flights using the “DL” designator code pursuant to the Delta Connection Agreement, dated effective April 27, 2007, which agreement was amended by that certain Amendment to Delta Connection Agreement dated as of July 1, 2010 (the “First Amendment”) (as amended, modified and supplemented from time to time, and together with all exhibits, schedules and attachments thereto, the “Agreement”);

WHEREAS, Delta, Parent, Operator and certain other subsidiaries of Parent (collectively, the “Pinnacle Debtors”) have entered into a commitment letter of even date herewith, pursuant to which Delta has agreed to provide the Pinnacle Debtors a $74,285,000 senior secured super-priority debtor-in-possession credit facility (the “DIP Credit Facility”), which may, subject to certain conditions, convert into an exit credit facility (the “Exit Loan”), all on the terms and conditions set forth in the Summary of Terms and Conditions attached to such commitment letter as Annex A (the commitment letter together with such term sheet, the “Commitment Letter”) in the event the Pinnacle Debtors elect to file a chapter 11 bankruptcy proceeding under title 11 of the United States Code (together, the “Bankruptcy Cases”) in the bankruptcy court (the “Bankruptcy Court”) on the petition date (the “Petition Date”); and

WHEREAS, Delta, Parent and Operator have entered into an Amended and Restated 2010 Delta Connection Agreement of even date herewith (as amended, modified and supplemented from time to time, and together with all exhibits, schedules and attachments thereto, the “2010 CRJ-900 Delta Connection Agreement”);

WHEREAS, Delta, Parent and Operator have entered into a Third Amended and Restated Airline Services Agreement of even date herewith (as amended,

modified and supplemented from time to time, and together with all exhibits, schedules and attachments thereto, the “Airline Services Agreement”);

WHEREAS, Delta, Parent, Operator, and Mesaba Aviation, Inc., a Minnesota corporation and wholly-owned subsidiary of Pinnacle Corp., have entered into a Setoff and Mutual Release of even date herewith (the “Setoff and Release”), the terms of which are incorporated herein by reference as though fully restated in this Agreement, pursuant to which the parties thereto agreed to an offset of certain amounts in dispute between the parties thereto and to a mutual release of claims related to such disputed amounts; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement and are entering into this Amendment contemporaneously with the execution and delivery of the Commitment Letter, the 2010 CRJ-900 Delta Connection Agreement, the Airline Services Agreement and the Mutual Release.

NOW THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Capitalized Terms.  All capitalized terms used, but not defined, herein shall have the respective meanings set forth in the Agreement.

2.           Amendments to the Agreement.  Effective as of the Effective Date, the Agreement shall be amended as follows:

A.           Amendment of Article 3 of the Agreement.  Article 3.H. of the Agreement shall be amended by inserting the following text at the end of the first paragraph of such article:

“All EAS subsidies received by Operator shall be paid to Delta promptly upon receipt and in any event within five (5) business days after such receipt.”

B.           Amendment of Article 4 of the Agreement.  Article 4 of the Agreement shall be amended by inserting the following text at the end of such article:

“E.           Essential Air Service.  With respect to Essential Air Service (“EAS”) cities designated by Delta to be operated by Operator from time to time hereunder:

1.           Operator agrees to (A) bid on and enter into EAS agreements with the DOT, at the direction of Delta, (B) maintain and comply with its obligations under such agreements during the Term, (C) provide air transportation services pursuant to any such agreement solely in connection with providing Delta Connection Flights hereunder, and (D) refrain from modifying or amending the terms of such agreements without the prior written consent of Delta;

2.           In the event this Agreement terminates (other than as a result of a breach by Operator or Parent hereunder) prior to the expiration or permitted termination of any EAS agreement entered into by Operator in accordance with the provisions hereof, then Delta will or will cause another carrier, to the extent permitted under the terms of such EAS agreement, to perform Operator’s obligations under such EAS agreement.”

C.           Amendment of Article 11.A of the Agreement.  Article 11.A of the Agreement is hereby amended by deleting such section in its entirety and replacing such section with the following:

“This Agreement shall commence as of the Agreement Date and shall terminate upon the last of the dates described in the following sentence, unless the Agreement is terminated earlier in accordance with its terms (such period, the “Term”).  With respect to each Aircraft, unless this Agreement is terminated earlier in accordance with its terms, this Agreement shall terminate in accordance with the following schedule:  (i) two (2) Aircraft (which specific Aircraft to be mutually agreed by Delta and Operator) shall be removed from service and the scope of this Agreement during January 2013 (on such dates in January 2013 as mutually agreed upon by Delta and Operator); (ii) three (3) Aircraft (which specific Aircraft to be mutually agreed by Delta and Operator) shall be removed from service and the scope of this Agreement during each of February, March and April, 2013 (on such dates in such months as mutually agreed upon by Delta and Operator); and (iii) the remaining four (4) Aircraft shall be removed from service and the scope of this Agreement during May 2013 (on such dates in May 2013 as mutually agreed upon by Delta and Operator), provided that, notwithstanding the above, (y) if Operator reasonably determines that Operator’s pilot training capacity would permit additional Aircraft to be removed during January and February 2013, then Delta shall have the right to accelerate the scheduled removal dates of Aircraft to be removed in March, April and May 2013 as set forth above to the months of January and February 2013 upon thirty (30) days’ prior written notice to Operator, and (z) if Operator fails to achieve any of the Operational Performance Standards set forth on Schedule 10 to the Agreement, Delta, in its sole discretion, shall have the right to accelerate removal of any or all of the Aircraft to such dates as Delta shall determine.”

D.           Amendment of Exhibit B to the Agreement.   The amounts set forth in the table of “Base Rate Costs” set forth in Exhibit B to the Agreement shall be amended by deleting the amounts set forth opposite the categories “Maintenance Overhead” and

“Headquarter/Other Facilities” for calendar years 2012 and 2013 and replacing such amounts with [***] per Aircraft Month and [***] per Aircraft Month, respectively.

E.           [***]

3.           [***]

4.           General Unsecured Claim.  Delta and Operator agree that Delta shall be entitled to an allowed general unsecured claim in the Bankruptcy Cases based on Delta’s damages as a result of the modifications of the Agreement pursuant to this Amendment, including without limitation the early termination of the Agreement; provided, however, that (1) Delta and Operator reserve their rights as to the calculation of the amount of such claim and the allowed amount of the claim will be subject to the determination and approval of the Bankruptcy Court; and (2) Delta waives its right to have such general unsecured claim paid as a cure in connection with assumption of any executory contract between Operator and Delta.

5.           Status of Agreement.  Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect and fully binding upon and enforceable against the Parties.

6.           Governing Law.  This Amendment shall be governed in accordance with the laws of the State of New York, notwithstanding the choice of law provisions thereof.

7.           Amendment.  This Amendment may not be amended or modified except by a written agreement executed on behalf of the Parties.

8.           Counterparts .  This Amendment may be executed in any number of counterparts and by the Parties on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.           No Third Party Beneficiary .  This Amendment is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

DELTA AIR LINES, INC. By: /s/ Donald T. Bornhurst Name: Donald T. Bornhurst Title: Vice President, Delta Connection	PINNACLE AIRLINES, INC. By: /s/ Brian T. Hunt Name: Brian T. Hunt Title: Vice President/General Counsel
PINNACLE AIRLINES CORP. By: /s/ Brian T. Hunt Name: Brian T. Hunt Title: Vice President/General Counsel